Exhibit 99.1

Equity One, Inc. 410 Park Avenue, Suite 1220 New York, NY 10022 212-796-1760	For additional information: Matthew Ostrower, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2015 Operating Results

New York, NY, October 28, 2015 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2015.

“I am happy to report another quarter of exceptionally strong operating fundamentals, including 4.7% same-property NOI growth, ongoing occupancy improvement, and strong 11% blended leasing spreads,” said David Lukes, CEO. “Finite available space in our portfolio makes redevelopment a top priority; our active pipeline is now almost $250 million, and we are continuing to make great progress on our largest project, Serramonte Shopping Center, where construction commenced in July, and we recently signed an additional new anchor lease with Nordstrom Rack.”

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations of $0.33 per diluted share and Funds From Operations (FFO) of $0.31 per diluted share for the quarter, and generated Recurring FFO of $0.99 per diluted share and FFO of $0.94 per diluted share for the nine months ended September 30, 2015

•
Same-property net operating income (NOI) excluding redevelopments increased by 4.7% (4.4% including redevelopments) as compared to the third quarter of 2014, and increased 4.1% (4.5% including redevelopments) for the nine months ended September 30, 2015

•
Retail occupancy (excluding developments and redevelopments) increased to 95.6%, up 10 basis points as compared to June 30, 2015, and up 120 basis points as compared to September 30, 2014. Shop occupancy for these assets rose 90 bps to 87.6% as compared to June 30, 2015

•	Same-property occupancy remained unchanged at 95.5% compared to June 30, 2015, and increased by 80 basis points to 95.5% as compared to September 30, 2014

•
Executed 111 leases totaling 600,240 square feet during the quarter, including 87 same space new leases, renewals, and options totaling 361,055 square feet at an average rent spread of 10.8% on a cash basis. Nearly 75% of the company's new leases square footage in the quarter was attributable to asset repositioning and redevelopment activities

•	Retail portfolio average base rent (including developments and redevelopments) was $19.24 per square foot as of September 30, 2015

•	Closed on the sale of one non-core asset located in Massachusetts for $8.0 million

•	Continued to simplify the corporate structure through the sale of two joint venture assets

•	Subsequent to quarter end, acquired a redevelopment asset in the Greater Boston area for $85 million

•	Reaffirmed the 2015 Recurring FFO guidance range of $1.29 to $1.32 per diluted share

Financial Highlights

Recurring FFO was $45.8 million, or $0.33 per diluted share, for the third quarter of 2015, as compared to $40.6 million, or $0.31 per diluted share, for the third quarter of 2014, representing a 6% increase on a per share basis. In the third quarter of 2015, the company generated FFO of $43.4 million, or $0.31 per diluted share, as compared to $37.9 million, or $0.29 per diluted share for the third quarter of 2014, representing a 7% increase on a per share basis. Recurring FFO was $137.2 million, or $0.99 per diluted share, for the nine months ended September 30, 2015, as compared to $127.4 million, or $0.98 per diluted share, for the same period of 2014, representing a 1% increase on a per share basis. For the nine months ended September 30, 2015, the company generated FFO of $130.7 million, or $0.94 per diluted share, as compared to $124.0 million, or $0.96 per diluted share for the same period of 2014, representing a 2% decrease on a per share basis.

Net income attributable to Equity One was $17.0 million, or $0.13 per diluted share, for the quarter ended September 30, 2015, as compared to $18.3 million, or $0.14 per diluted share, for the third quarter of 2014. Net income attributable to Equity One was $52.0 million, or $0.41 per diluted share, for the nine months ended September 30, 2015, as compared to $42.2 million, or $0.34 per diluted share, for the same period of 2014.

Operating Highlights

Same-property NOI excluding redevelopments increased by 4.7% for the third quarter of 2015 as compared to the third quarter of 2014, and excluded Cashmere Corners and Medford, which were classified as redevelopment properties effective the third quarter of 2015. The 4.7% growth was driven primarily by increased minimum rent from new rent commencements (net of vacancies), including at The Gallery at Westbury Plaza, Plaza Escuela, and South Beach Regional, and contractual rent increases. Same-property NOI including redevelopments increased by 4.4% for the third quarter of 2015 as compared to the third quarter of 2014, due to 2.9% year-over-year NOI growth from redevelopments, where NOI increases from rent commencements at properties including Willows Shopping Center, Lake Mary Centre, and Kirkman Shoppes were partially offset by NOI decreases due to commencement of redevelopment activities at properties including Serramonte Shopping Center, Pablo Plaza and Medford. A reconciliation of same-property NOI to income from continuing operations before tax and discontinued operations is provided in the tables accompanying this press release.

As of September 30, 2015, occupancy for the company’s retail portfolio (excluding developments and redevelopments) was 95.6%, up 10 basis points as compared to June 30, 2015, and up 120 basis points as compared to September 30, 2014. On a same-property basis, occupancy remained unchanged at 95.5% as compared to June 30, 2015, and increased by 80 basis points to 95.5% as compared to September 30, 2014. Anchor space occupancy (excluding developments and redevelopments) was 99.6% as of September 30, 2015, down 20 basis points as compared to June 30, 2015 and up 60 basis points as compared to September 30, 2014, and shop space occupancy (excluding developments and redevelopments) was up 90 basis points to 87.6% as of quarter-end as compared to June 30, 2015 and was up 210 basis points as compared to September 30, 2014. The 20 basis point sequential quarter decline in anchor occupancy was due to a re-tenanting at Buckhead Station in Atlanta, Georgia, where a 45,000 square foot box occupied by the former Toys R Us has been partially replaced with a new 26,700 square foot lease executed during the quarter with Saks Off Fifth. Approximately half of the 90 basis point sequential quarter increase in shop occupancy is due to strong shop leasing throughout the portfolio, and the remaining increase is due to changes in the property pool including the sale of Webster Plaza and the reclassification of Cashmere Corners to redevelopment.

During the third quarter of 2015, the company executed 111 new leases, renewals, and options totaling 600,240 square feet, including 87 same space leases totaling 361,055 square feet. On a same space cash basis, average rents for these leases increased by 10.8%. On a same space basis, 30 new leases were executed in the third quarter of 2015 comprising 50,464 square feet at an average rental rate of $22.81 per square foot, representing a 6.3% increase from prior cash rents. Additionally, the company executed 57 renewals and options on a same space basis, totaling 310,591 square feet at an average rental rate of $16.62 per square foot, representing an 11.9% increase from prior cash rents. The 40 same space negotiated renewals executed during the quarter accounted for 128,112 square feet at a 17.3% cash spread.
Development and Redevelopment Activities

As of September 30, 2015, the company had approximately $248.4 million of active development and redevelopment projects underway of which $154.8 million remained to be incurred.

At Serramonte Shopping Center, site work on the $109.1 million multi-phased redevelopment and expansion project commenced during the third quarter of 2015. This redevelopment is expected to ultimately add 247,000 new square feet (209,000 of net leasable square feet), including an entertainment wing, new retail buildings, restaurant pads, an approximately 1,000 stall parking deck, and common area improvements to the existing interior mall. During the third quarter, a new anchor lease was executed with Nordstrom Rack for 40,000 square feet of space. Nordstrom Rack joins redevelopment anchors Buy Buy Baby, Cost Plus World Market, Dave & Buster’s, and Daiso, and brings the total gross leasable area (GLA) under lease to approximately 132,700 square feet, or 54% of the planned new retail GLA. The company is in advanced negotiations with other national retailers for the remaining space.

During the third quarter of 2015, two properties, Cashmere Corners and Medford, were added to the redevelopment pipeline. At Cashmere Corners, in Port St. Lucie, Florida, a new lease was executed during the quarter with Wal-Mart for 45,900 square feet. The Wal-Mart Neighborhood Market will include a new drive thru pharmacy and will substantially replace the space previously leased to Albertsons, which had been dark and paying. The company is in discussions with national retailers to backfill the remaining approximately 12,000 square feet of junior anchor space. Wal-Mart is expected to take possession of the space and commence its build-out during the fourth quarter of 2015 and is expected to commence paying rent no later than the fourth quarter of 2016. The budget for the redevelopment of Cashmere Corners is currently estimated at $1.6 million but may change based upon the leasing of the junior anchor box. At Medford, in Medford, Massachusetts, the previously dark and paying Shaw’s lease was set to expire on January 1, 2016, but was terminated during the quarter. The company does not intend to re-lease this anchor space and is pursuing plans to entitle this property for an alternate use.

During the quarter, the company executed a new 55,000 square foot lease with Hobby Lobby at Lake Mary Centre in Lake Mary, Florida to take the remaining vacant space of the former Kmart and expand the space by approximately 20,000 square feet. This third and final phase of the redevelopment of Lake Mary Centre added $4.5 million to the total redevelopment budget. Hobby Lobby is expected to open for business in late 2016.

The company has four additional properties in active redevelopment. At Countryside Shops, in Cooper City, Florida, the company plans to build a new store for Publix, reconfigure existing space to accommodate another junior anchor, and make other enhancements to the center, at a budgeted cost of $16.4 million. At Pablo Plaza, in Jacksonville, Florida, an $18.0 million project is planned which will add a Whole Foods specialty grocery anchor, add a PetSmart junior anchor, reconfigure shop space to accommodate another junior anchor, and add an outparcel to the center. Leases have been executed with Publix at Countryside Shops, and with Whole Foods, PetSmart and Chipotle at Pablo Plaza. At El Novillo, in Miami Beach, Florida, the previous tenant vacated the 10,000 square foot box, and the company plans to demolish this space and replace it with two restaurant pads for which leases are currently under negotiation with national operators. At 101 7th Avenue, the former Loehmann’s space is being prepared for the new Barneys New York flagship store. Barneys is expected to open for business in the first quarter of 2016.

At Broadway Plaza, a development site in the Bronx, New York, Blink Fitness, Starbucks, and The Vitamin Shoppe each opened for business during the third quarter in the 32,500 square feet second phase of the project. Vision Works is expected to open for business during the fourth quarter of 2015. The total budgeted cost of the entire project is approximately $73.8 million of which $4.9 million remained to be incurred as of September 30, 2015.

Disposition Activity

In July 2015, the company closed on the sale of one non-core asset located in Massachusetts totaling approximately 201,400 square feet of GLA for $8.0 million, including the purchaser’s assumption of a $6.4 million mortgage encumbering the property.

In September 2015, the company’s joint venture closed on the sale of Plantation Marketplace, an approximately 227,500 square foot grocery-anchored shopping center located in Plantation, Florida, for a sales price of $32.9 million. In connection with the sale, the joint venture recognized a gain on sale of $7.6 million, of which the company's proportionate share was $1.5 million.

In October 2015, the company’s joint venture closed on the sale of Penn Dutch Plaza, a 156,000 square foot grocery-anchored shopping center located in Margate, Florida, for a sales price of $18.5 million. In connection with the sale, the joint venture recognized a gain on sale of $7.0 million, of which the company’s proportionate share was $1.4 million, which will be included in the company’s fourth quarter results.

Investing and Financing Activities

In July 2015, the company acquired a land parcel at El Novillo in Miami Beach, Florida for $600,000. This land was previously subject to a ground lease.

In August 2015, the company acquired Bird 107 Plaza located in Miami, Florida totaling approximately 46,600 square feet of GLA for $11.8 million. Bird 107 Plaza is anchored by Walgreens and counts among its tenants Pet Supermarket, Sherwin-Williams, and Payless Shoesource.

In October 2015, the company closed on the $85 million acquisition of an asset in the Greater Boston area. Substantially all of the property’s leases expire by the end of 2017, which the company expects will enable significant redevelopment activities.

Balance Sheet Highlights

At September 30, 2015, the company’s total market capitalization (including debt and equity) was $4.7 billion, comprising 140.6 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $3.4 billion and approximately $1.3 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 26.8%. At September 30, 2015, the company had approximately $17.8 million of cash and cash equivalents on hand and $94.0 million outstanding under its $600 million revolving credit facility.

FFO and Earnings Guidance

The company is reaffirming its 2015 Recurring FFO guidance range of $1.29 to $1.32 per diluted share. Recurring FFO excludes transaction costs, impairment charges, debt extinguishment gains/losses, gains/losses on disposal of assets, severance costs, costs pertaining to the company’s reorganization, and certain other income or charges. The 2015 guidance is based on the following key assumptions:

•	Increase in same-property NOI (excluding redevelopments) of 3.5% to 4.0%, compared to the prior range of 3.0% to 3.5%

•	Year-end 2015 same-property occupancy between 95.5% and 96.0%, unchanged from previous guidance

•	Recurring general and administrative expense of $33 million to $34 million, unchanged from previous guidance

•	Interest expense of $53 million to $54 million, compared to the prior range of $53 million to $55 million

•	Core acquisitions of $170 million to $200 million, including the $170 million announced year-to-date

•	Joint venture acquisitions of $0 million

•	Non-core dispositions of $15 million to $30 million, including the disposition activity announced year-to-date

The following table provides a reconciliation of the range of estimated earnings per diluted share attributable to Equity One to estimated FFO and Recurring FFO per diluted share for the full year 2015:

	For the year ended December 31, 2015 (1)
	Low	High
Estimated earnings attributable to Equity One per diluted share	$0.51	$0.53
Adjustments:
Net adjustment for shares issuable to Liberty International Holdings Limited and rounding	(0.04)	(0.04)
Rental property depreciation and amortization including pro rata share of joint ventures	0.67	0.68
Impairments of depreciable real estate, net of tax	0.08	0.08
Gain on disposal of depreciable assets including pro rata share of joint ventures	(0.08)	(0.08)
Earnings attributed to noncontrolling interest (2)	0.07	0.07

Estimated FFO per diluted share	$1.21	$1.24

Transaction costs, debt extinguishment, and other	0.08	0.08
Estimated Recurring FFO per diluted share	$1.29	$1.32

(1)
Does not include possible gains or losses or the impact on operating results from unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

(2)
Includes effect of distributions paid with respect to unissued shares held by a noncontrolling interest which are already included for purposes of calculating earnings attributable to Equity One per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity, impairment of goodwill and land, severance and reorganization costs, gains (or losses) on the extinguishment of debt, and gains (or losses) on the disposal of non-depreciable assets. The company also believes that Recurring FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company’s method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same-property basis. Information provided on a same-property basis, unless otherwise noted, includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared.
FFO, Recurring FFO and same-property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Recurring FFO nor same-property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income from continuing operations before tax and discontinued operations is the most directly comparable GAAP financial measure to NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.
Retail occupancy as used herein refers to the company’s consolidated portfolio, and excludes non-retail properties and unconsolidated joint venture properties.
CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, October 29, 2015 at 9:00 a.m. Eastern Time to review its 2015 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 9594487. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.com.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10071917 through November 12, 2015.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.com. To be included in the company’s e-mail distributions for press releases and other company notices, please click here or send contact details to Investor Relations at investorrelations@equityone.com.

ABOUT EQUITY ONE, INC.

As of September 30, 2015, our portfolio comprised 124 properties, including 99 retail properties and five non-retail properties totaling approximately 12.5 million square feet of gross leasable area, or GLA, 14 development or redevelopment properties with approximately 2.9 million square feet of GLA, and six land parcels. As of September 30, 2015, our retail occupancy excluding developments and redevelopments was 95.6% and included national, regional and local tenants. Additionally, we had joint venture interests in seven retail properties and two office buildings totaling approximately 1.6 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets September 30, 2015 and December 31, 2014 (Unaudited) (In thousands, except share par value amounts)

	September 30, 2015	December 31, 2014
ASSETS
Properties:
Income producing	$3,243,876	$3,128,081
Less: accumulated depreciation	(422,996)	(381,533)
Income producing properties, net	2,820,880	2,746,548
Construction in progress and land	155,131	161,872
Properties held for sale	—	—
Properties, net	2,976,011	2,908,420
Cash and cash equivalents	17,784	27,469
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	12,635	11,859
Investments in and advances to unconsolidated joint ventures	71,308	89,218
Goodwill	5,838	6,038
Other assets	224,902	218,971
TOTAL ASSETS	$3,308,728	$3,262,225

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$308,419	$311,778
Unsecured senior notes payable	623,631	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	94,000	37,000
	1,276,050	1,329,914
Unamortized premium on notes payable, net	1,337	3,127
Total notes payable	1,277,387	1,333,041
Other liabilities:
Accounts payable and accrued expenses	59,545	49,924
Tenant security deposits	8,910	8,684
Deferred tax liability	13,104	12,567
Other liabilities	169,144	167,400
Liabilities associated with properties held for sale	—	—
Total liabilities	1,528,090	1,571,616
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 129,031 shares issued and outstanding at September 30, 2015; 150,000 shares authorized and 124,281 shares issued and outstanding at December 31, 2014	1,290	1,243
Additional paid-in capital	1,971,097	1,843,348
Distributions in excess of earnings	(392,617)	(360,172)
Accumulated other comprehensive loss	(5,277)	(999)
Total stockholders’ equity of Equity One, Inc.	1,574,493	1,483,420
Noncontrolling interests	206,145	207,189
Total equity	1,780,638	1,690,609
TOTAL LIABILITIES AND EQUITY	$3,308,728	$3,262,225

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and nine months ended September 30, 2015 and 2014 (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUE:
Minimum rent	$68,836	$65,459	$203,221	$202,005
Expense recoveries	20,204	19,112	60,520	58,503
Percentage rent	1,153	1,171	4,480	4,285
Management and leasing services	246	635	1,432	1,848
Total revenue	90,439	86,377	269,653	266,641
COSTS AND EXPENSES:
Property operating	13,311	12,125	38,767	35,923
Real estate taxes	11,100	9,995	32,207	30,596
Depreciation and amortization	25,385	26,182	68,973	80,115
General and administrative	9,207	11,524	26,364	31,310
Total costs and expenses	59,003	59,826	166,311	177,944
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	31,436	26,551	103,342	88,697
OTHER INCOME AND EXPENSE:
Investment income	34	59	168	258
Equity in income of unconsolidated joint ventures	2,435	789	4,433	10,318
Other income	192	354	5,696	3,200
Interest expense	(12,918)	(15,860)	(40,421)	(48,846)
Amortization of deferred financing fees	(535)	(603)	(1,622)	(1,803)
Gain on sale of operating properties	614	9,775	3,952	10,658
(Loss) gain on extinguishment of debt	—	—	(2,563)	1,074
Impairment loss	(2,417)	—	(13,924)	(13,892)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	18,841	21,065	59,061	49,664
Income tax benefit (provision) of taxable REIT subsidiaries	618	(168)	467	(780)
INCOME FROM CONTINUING OPERATIONS	19,459	20,897	59,528	48,884
DISCONTINUED OPERATIONS:
Operations of income producing properties	—	(155)	—	(220)
Gain on disposal of income producing properties	—	82	—	3,234
Income tax provision of taxable REIT subsidiaries	—	(23)	—	(23)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	—	(96)	—	2,991
NET INCOME	19,459	20,801	59,528	51,875
Net income attributable to noncontrolling interests - continuing operations	(2,498)	(2,503)	(7,507)	(9,715)
Net loss attributable to noncontrolling interests - discontinued operations	—	9	—	12
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$16,961	$18,307	$52,021	$42,172

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.13	$0.14	$0.41	$0.32
Discontinued operations	—	—	—	0.03
	$0.13	$0.14	$0.41	$0.34	*
Number of Shares Used in Computing Basic Earnings per Share	129,013	118,860	127,590	118,119
EARNINGS PER COMMON SHARE - DILUTED:
Continuing operations	$0.13	$0.14	$0.40	$0.32
Discontinued operations	—	—	—	0.03
	$0.13	$0.14	$0.40	$0.34	*
Number of Shares Used in Computing Diluted Earnings per Share	129,146	119,084	127,774	118,322
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.66	$0.66
* Note: EPS does not foot due to the rounding of individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One to FFO and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Net income attributable to Equity One, Inc.	$16,961	$18,307	$52,021	$42,172
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	25,070	25,886	68,020	79,206
Pro rata share of real estate depreciation and amortization from unconsolidated joint ventures	944	1,020	3,004	3,141
Gain on disposal of depreciable assets, net of tax (1) (2)	(537)	(9,857)	(3,875)	(13,862)
Pro rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (3) (4)	(1,527)	—	(7,025)	(8,007)
Impairments of depreciable real estate, net of tax (1)	—	—	11,061	13,892
Funds From Operations	40,911	35,356	123,206	116,542
Earnings attributed to noncontrolling interest (5)	2,498	2,499	7,496	7,497
Funds From Operations Available to Diluted Common Shareholders (6)	43,409	37,855	130,702	124,039
Transaction costs associated with acquisition and disposition activity, net of tax (1)	689	158	1,660	1,813
Impairment of land and goodwill, net of tax	1,499	—	1,699	—
Reorganization and severance adjustments (7)	153	2,578	580	2,331
Loss (gain) on debt extinguishment, net of tax (1)	—	—	2,563	(742)
Gain on land and outparcel sales, net of controlling interests (1)	—	—	—	(30)
Recurring Funds From Operations Available to Diluted Common Shareholders (6)	$45,750	$40,591	$137,204	$127,411

Funds From Operations per Diluted Common Share (6)	$0.31	$0.29	$0.94	$0.96
Recurring Funds From Operations per Diluted Common Share (6)	$0.33	$0.31	$0.99	$0.98
Weighted average diluted shares (8)	140,505	130,441	139,132	129,680
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(1)	Includes amounts classified as discontinued operations.

(2)	Includes the recognition of deferred gains of $3.3 million associated with the past disposition of assets by the company to GRI-EQY I, LLC for the nine months ended September 30, 2015.

(3)	Includes the remeasurement of the fair value of the company's equity interest in GRI-EQY I, LLC of $5.5 million for the nine months ended September 30, 2015.

(4)
Includes the remeasurement of the fair value of the company's equity interest in Talega Village Center JV, LLC, the owner of Talega Village Center, of $2.2 million, net of the related noncontrolling interest, for the nine months ended September 30, 2014.

(5)
Represents earnings attributed to convertible units held by Liberty International Holdings Limited ("LIH"). Although these convertible units are excluded from the calculation of earnings per diluted share, FFO available to diluted shareholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share.

(6)
Includes a $4.2 million net termination benefit related to the Loehmann’s lease at 101 7th Avenue and a $1.1 million reversal of bad debt expense associated with the settlement of historical real estate taxes with two tenants for the nine months ended September 30, 2014.

(7)
Includes the effect of the modification of share-based compensation awards associated with the company's executive transition, as well as, severance, bonus payments and other costs associated with reorganizational changes.

(8)
Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into the company's common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.

Funds from Operations and Recurring FFO are non-GAAP financial measures. The company believes that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The company believes that Recurring FFO provides additional comparability between historical financial periods. See “Accounting and Other Disclosures” above.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Same-Property NOI to Income from Continuing Operations Before Tax and Discontinued Operations
The following table reflects the reconciliation of same-property NOI to income from continuing operations before tax and discontinued operations, the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except number of properties)
Same-property NOI	$47,464	$45,318	$138,349	$132,916
Redevelopment property NOI	9,587	9,317	28,492	26,816
Same-property NOI including redevelopments	57,051	54,635	166,841	159,732
Other non same-property NOI	2,968	1,754	11,210	11,399
Adjustments (1)	(1,322)	(318)	(2,257)	685
Total NOI	58,697	56,071	175,794	171,816
Add:
Straight-line rent adjustment	1,101	1,056	3,511	2,794
Accretion of below-market lease intangibles, net	3,137	3,773	9,516	15,429
Management and leasing services income	246	635	1,432	1,848
Elimination of intercompany expenses	2,847	2,722	8,426	8,235
Equity in income of unconsolidated joint ventures	2,435	789	4,433	10,318
Investment income	34	59	168	258
Gain on sale of operating properties	614	9,775	3,952	10,658
Other income	192	354	5,696	3,200
Less:
Depreciation and amortization expense	25,385	26,182	68,973	80,115
General and administrative expense	9,207	11,524	26,364	31,310
Interest expense	12,918	15,860	40,421	48,846
Amortization of deferred financing fees	535	603	1,622	1,803
Loss (gain) on extinguishment of debt	—	—	2,563	(1,074)
Impairment loss	2,417	—	13,924	13,892
Income from continuing operations before tax and discontinued operations	$18,841	$21,065	$59,061	$49,664
Growth in same-property NOI	4.7%		4.1%
Number of properties (2)	94		93
Growth in same-property NOI including redevelopments	4.4%		4.5%
Number of properties (3)	107		106
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(1) Includes adjustments for items that affect the comparability of, and were excluded from, the same-property results. Such adjustments include: common area maintenance costs and real estate taxes related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination revenue and expense, or other similar matters that affect comparability.
(2) The same-property pool includes only those properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared.
(3) The same-property pool including redevelopments includes those properties that the company consolidated, owned and operated for the entirety of both periods being compared, including properties for which significant redevelopment occurred during either of the periods being compared, but excluding non-retail properties and development properties.
Same-property NOI is a non-GAAP financial measure. The company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. See “Accounting and Other Disclosures” above.